EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, Amendment No. 2, of SOBR Safe, Inc. of our report dated April 10, 2026, relating to the financial statements of SOBR Safe, Inc., which appears in SOBR Safe, Inc.’s Annual Form 10-K for the years ended December 31, 2025 and 2024. Our audit report includes an explanatory paragraph relating to SOBR Safe, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Haynie

Haynie Salt Lake City, Utah November 5, 2026